Exhibit 99.3

1100 NewYork Avenue, NW Suite 700 Washington, DC 20005 0 202.772.2200 F 202.772.3333 GilbertLegal.com

Scott D. Gilbert

202.772.2277

gilberts@gilbertlegal.com

February 24, 2020

Mark Casey

Executive Vice President and Chief Legal Officer

Mallinckrodt plc

Mallinckrodt LLC

SpecGX LLC

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Re:	Restructuring Support

Dear Mark:

As you know, we are counsel to an Ad Hoc Group of claimants asserting various claims against, among others, Mallinckrodt plc, Mallinckrodt LLC and SpecGX LLC (collectively, “Mallinckrodt”) relating to Mallinckrodt’s manufacturing, distribution, sales and marketing of opioids and opioid-related products (the “Opioid Claims”).

The entities identified on Annex I hereto (the “Supporting Claimants”) have indicated their support of a resolution of the Opioid Claims against Mallinckrodt and their affiliates through a chapter 11 proceeding commenced by the entities comprising Mallinckrodt’s generics business on the terms set forth in, and consistent with, the term sheet annexed hereto as Annex II (the “Term Sheet”). As set forth in the Term Sheet, this support, ultimate approval and any vote in favor of the contemplated restructuring remains subject to a satisfactory resolution of the open issues identified therein, the finalization of definitive documentation and the completion of the bankruptcy process, all as contemplated in the Term Sheet.

Sincerely,

Scott D. Gilbert

Enclosures

Annex I

February 24, 2020

The Supporting Claimants:

1.	Alabama

2.	Alaska

3.	Arizona

4.	California

5.	Colorado

6.	Connecticut

7.	Delaware

8.	District of Columbia

9.	Florida

10.	Georgia

11.	Guam

12.	Hawaii

13.	Idaho

14.	Illinois

15.	Indiana

16.	Iowa

17.	Kansas

18.	Kentucky

19.	Louisiana

20.	Maine

21.	Maryland

22.	Michigan

23.	Minnesota

24.	Mississippi

25.	Missouri

26.	Montana

27.	Nebraska

28.	Nevada

29.	New Jersey

30.	New Mexico

31.	North Carolina

32.	North Dakota

33.	Ohio

34.	Oregon

35.	Pennsylvania

36.	Puerto Rico

37.	South Carolina

38.	South Dakota

39.	Tennessee

40.	Texas

41.	Utah

42.	Vermont

43.	Virgin Islands

44.	Virginia

45.	Washington

46.	Wisconsin

47.	Wyoming

48.

The court-appointed Plaintiffs’ Executive Committee in In re National Prescription Opiate Litigation, MDL No. 02804 (N.D. Ohio) (“Opioid MDL”) has agreed to recommend that the claimants with cases filed within the Opioid MDL support the proposed resolution.

3

Annex II

Term Sheet Concerning Company and Opioid Plaintiffs

January 31, 2020

In exchange for a global settlement of opioid-related litigation claims against ParentCo (the “Parent” and together with its subsidiaries the “Company”) and its subsidiaries, the opioid plaintiffs would receive the following consideration, subject to definitive documentation, among other contingencies. All actions with respect to third parties contemplated hereunder shall be consistent with the parties’ undertakings provided for herein. Support of this term sheet by the Company and opioid plaintiffs is contingent upon all open issues being resolved, respectively, to their satisfaction.

SubsidiaryCo (“SubCo”) Business

•  SubCo business and all related cash flows to be retained by Parent[1]

•  Following a sale of SubCo, or any sale of a material portion of the assets or businesses thereof, and subject to compliance with existing covenants (as may be modified in connection with the exchange, the Settlement or otherwise), 50% of any net proceeds remaining after compliance with the Company’s debt documents shall be applied to reduce future deferred cash payments owed to the plaintiffs ratably in equal amounts

•  The Company is under no obligation to sell the SubCo business in any particular timeframe

Upfront Cash Payment

•  $300 million due upon SubCo emergence from chapter 11/consummation of settlement (the “Closing”) agreed to be characterized as “restitution”[2]

•  Allocated portion of upfront cash payment and deferred cash payments described below to be paid by the Parent and/or subsidiaries other than SubCo on the timeframes referenced below to reimburse attorneys’ fees and costs

Deferred Cash Payments	• $1.3 billion total deferred cash payments agreed to be characterized as “restitution”[3] • $200 million due on first and second anniversary of Closing

[1]	Structure for ownership of opioid business post-emergence TBD.
[2]	Subject to AHC confirmation that this is generally tax-neutral as to federal taxation of the settlement income.
[3]	Subject to AHC confirmation that this is generally tax-neutral as to federal taxation of the settlement income.

•  $150 million due on third through eighth anniversary of Closing

•  Confirmation order will impose reasonable covenants and enforcement rights on the Company TBD

•  Deferred cash payments shall be joint and several obligations (or an economically similar arrangement, e.g., one effected by guarantees, subject to tax considerations) of obligors under the Company’s credit agreement and notes from time to time

ParentCo Equity

•  Warrants to purchase 19.99% of the fully diluted shares outstanding struck at $3.15/share, with 8-year expiration

•  Maximum exercise of warrants to purchase 5% of shares per quarter (limitation also applies to transferee of any warrants)

•  Cashless exercise option

•  Customary Black Scholes protections TBD

•  Warrants to include customary anti-dilution provisions

•  If the Trust seeks to sell warrants representing ≥3.0% of shares in any one or any series of related transactions, it must notify the Company and offer the Company the right to make an offer for the warrants (the “ROFO Offer”) at a price to be specified by the Company (the “ROFO Offer Price”), which ROFO Offer must be made within 20 business days of such notice, which the Trust may accept or reject within 15 business days.

•  If the ROFO Offer is rejected, the Trust may only sell the warrants or shares during the 30- day period following such rejection to a third party at a higher price; if the subsequent sale is not closed within that period, then the ROFO provisions with respect to such warrants or shares shall reset

•  If the ROFO Offer is accepted, the Company has 15 business days from the date of acceptance to close the sale

•  The Company and Trust may mutually agree on ROFO Offer mechanics with shorter time periods

•  Pricing of a ROFO Offer may be indicated relative to market prices

•  Other Equity Rights

•  Enhanced information rights TBD

•  Registration rights

•  Cooperation covenant regarding private sale

Other Consideration to be Provided to the Trust

•  Contribution of opioid-related claims against third parties, subject to protections to be negotiated to minimize any potential adverse impact on the Company from the Trust’s pursuit of such claims. Contribution of insurance coverage potentially applicable to opioid claims to be discussed and agreed.

Plaintiff / Opioid Litigation Related Conditions to Settlement

•  Supermajority support and participation amongst opioid plaintiffs, including a future claims representative (if one is reasonably determined to be necessary by the Company, in consultation with the AHC), on terms satisfactory to the Company

•  Resolution of potential DOJ civil and criminal claims against the Company on reasonable terms

•  Coordination of NY State suit to allow time for pre-packaged/pre-arranged chapter 11 cases

•  Company to agree to injunctive terms satisfactory to the Company governing the sale and distribution of opioids, binding on SubCo and any buyers thereof (or successors thereto)

•  A subset of Company’s litigation documents to be made publicly available as part of an industry-wide document disclosure program, subject to scope and protocols to be negotiated by the parties’ informed representatives

•  Treatment of potential third-party indemnification claims satisfactory to the Company and the AHC

Other Conditions to Settlement	• Exchange of 4.875% Sr. Notes due 2020 and 5.75% Sr. Notes due 2022 into new secured notes on terms reasonably satisfactory to the Company

•  Subject to 95% minimum participation threshold, per tranche

•  New secured notes with less than or equal to a 9% all-in yield and maturity dates no earlier than April 2025

•  Covenants and other terms for the new secured notes reasonably satisfactory to the Company following consultation with the AHC

•  The Company is not required to amend its outstanding credit facilities in connection with the transactions contemplated hereby, other than (a) amendments that do not result in any incremental fees, interest expense or other amounts payable in connection therewith (unless in connection with a maturity extension amendment) and (b) any other amendments that are acceptable to the Company in its reasonable discretion.

•  Any legal judgments or settlements at levels acceptable to the Company such that it is able to make all required payments under the settlement

•  Resolution of intercompany claims at SubCo and entry into shared services agreement between SubCo and Parent or other non-SubCo subsidiaries, in each case on terms reasonably satisfactory to the Company, and subject to AHC consent (not to be unreasonably withheld, conditioned, or delayed)

•  Rights offering or shareholder vote to satisfy any applicable legal requirements and reasonably acceptable to the Company and the AHC

•  Other conditions to be mutually agreed

Implementation Mechanic

•  Settlement to be effectuated via a pre-packaged or pre-arranged chapter 11 filing of the SubCo subsidiaries and creation of a trust for the benefit of the opioid plaintiffs

•  All other claims against and equity interests in the SubCo subsidiaries will be unimpaired under the chapter 11 plan and all contracts will be assumed

•  Venue to be reasonably acceptable to the AHC if other than Delaware or New York

•  Channeling injunction and nonconsensual release of all existing and future opioid-related claims for the benefit of Parent and all its subsidiaries (including SubCo entities) and their respective directors, officers, managers, employees, and other customary related parties

•  Must preclude assertion against the Company of potential third-party indemnification claims

•  Carve-outs as necessary to preserve insurance coverage.

•  Consummated upon SubCo emergence from Ch. 11

•  Trust/Mechanics

•  Settlement consideration will go into Trust (for the benefit of opioid plaintiffs ), which will own and control distribution of cash, Parent equity, and contributed claims

Other

•  All reasonable hourly legal expenses and financial expenses of AHC to be paid in accordance with the existing fee letter (as may be amended to incorporate additional agreed upon professionals) including those incurred during the relevant bankruptcy cases but not including the expenses referenced in Upfront Cash Payment, assuming no termination of this settlement

TBD	• Timing and milestones • RSA terms • Confidentiality obligations • Structuring intended to provide tax efficiency to the Company, including the availability, location and timing of tax deductions